Exhibit 4.35

INDIGO NATURAL RESOURCES LLC

EACH OF THE GUARANTORS PARTY HERETO

5.375% Senior Notes due 2029

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 26, 2021

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

TABLE OF CONTENTS

		Page

Article I

DEFINITIONS
Section 1.1	First Supplemental Indenture	2
Section 1.2	Definitions	2

Article II

AMENDMENTS
Section 2.1	Certain Amendments to the Indenture	2

Article III

MISCELLANEOUS
Section 3.1	Relation to Original Indenture	3
Section 3.2	Governing Law	3
Section 3.3	Concerning the Trustee	3
Section 3.4	Successors	3
Section 3.5	Severability	3
Section 3.6	Duplicate of Originals	3

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Exhibit 4.35

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of August 26, 2021, among Indigo Natural Resources LLC, a Delaware limited liability company (the “Company”), the Guarantors (as defined herein) and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

The Company, the Guarantors and the Trustee have executed and delivered an Indenture, dated as of February 2, 2021 (as amended, supplemented or otherwise modified from time to time, the “Indenture”) pursuant to which the Company issued 5.375% Senior Notes due 2029 (the “Notes”).

Section 9.02 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement certain provisions of the Indenture with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Southwestern Energy Company, a Delaware corporation (“Southwestern”), has offered to exchange (the “Exchange Offer”) new 5.375% Senior Notes due 2029 issued by Southwestern for any and all outstanding Notes upon the terms and subject to the conditions set forth in the offering memorandum and consent solicitation statement dated August 2, 2021 (the “Offering Memorandum”).

In connection with the Exchange Offer, Southwestern has also solicited consents from the Holders of the Notes to certain proposed amendments (the “Proposed Amendments”) to the Indenture as described in the Offering Memorandum and set forth in this First Supplemental Indenture, with the operation of such Proposed Amendments being subject to the satisfaction or waiver by Southwestern of the conditions to the Exchange Offer and the acceptance by Southwestern for exchange of the Notes validly tendered and not validly withdrawn pursuant to the Exchange Offer.

Southwestern has received and caused to be delivered to the Trustee evidence of the consents from Holders of a majority of aggregate principal amount of the Notes to effect the Proposed Amendments.

The Company is undertaking to execute and deliver this First Supplemental Indenture to delete, amend or supplement, as applicable, certain provisions and covenants in the Indenture with respect to the Notes in connection with the Exchange Offer and the related consent solicitation and in connection therewith, each of the Company and the Guarantors have duly authorized the execution and delivery of this First Supplemental Indenture.

Each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE I

DEFINITIONS

Section 1.1 First Supplemental Indenture. This First Supplemental Indenture is supplemental to, and is entered into in accordance with Section 9.02 of the Indenture, and except as expressly modified, amended and supplemented by this First Supplemental Indenture, all the terms, conditions and provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 1.2 Definitions. Capitalized terms used in this First Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

ARTICLE II

AMENDMENTS

Section 2.1 Certain Amendments to the Indenture. The Indenture is hereby amended as follows:

(a) Section 4.03 (Reports); Section 4.07 (Restricted Payments); Section 4.08 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries); Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock); Section 4.10 (Asset Sales); Section 4.11 (Transactions with Affiliates); Section 4.12 (Liens); Section 4.13 (Business Activities); Section 4.15 (Offer to Repurchase Upon Change of Control Triggering Event); Section 4.16 (Additional Note Guarantees); Section 4.17 (Designation of Restricted and Unrestricted Subsidiaries); Section 4.18 (Covenant Suspension); Clause (a)(4) of Section 5.01 (Merger, Consolidation or Sale of Assets); and Sections 6.01 (c), (d), (e), (f), (g) and (h) (Events of Default) are hereby deleted in their respective entireties;

(b) all definitions set forth in Section 1.01 of the Indenture that relate to defined terms used solely in sections that have been deleted in their respective entireties pursuant to clause (a) above are also hereby deleted in their respective entireties;

(c) all references to Sections of the Indenture amended or supplemented by this First Supplemental Indenture shall be to such Sections as amended or supplemented by this First Supplemental Indenture; and

(d) all references to Sections or defined terms deleted by this First Supplemental Indenture shall be removed from the Global Note.

This First Supplemental Indenture shall become effective upon the execution and delivery hereby by the Company, the Guarantors and the Trustee; provided however, that the amendments provided for in Section 2.1 hereof shall not become operative until the settlement of the Exchange Offer expected to occur within two Business Days of the Exchange Offer expiration at 5:00 p.m., New York City time, on September 1, 2021 (the “Settlement Date”).

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Effective as of the date hereof and operative on the Settlement Date, none of the Company, the Guarantors, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such deleted Sections or clauses and such deleted Sections or clauses shall not be considered in determining whether a Default or Event of Default has occurred or whether the Company or any of the Guarantors has observed, performed or complied with the provisions of the Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.1 Relation to Original Indenture. This First Supplemental Indenture amends or supplements the Indenture and shall be a part of and subject to all the terms thereof. Except as supplemented hereby, all of the terms, provisions and conditions of the Indenture and the Notes issued thereunder shall continue in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of this First Supplemental Indenture shall prevail.

Section 3.2 Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this First Supplemental Indenture.

Section 3.3 Concerning the Trustee. The Trustee accepts the modifications of the trust effected by this First Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained which shall be taken as statements of the Company and the Guarantors, and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this First Supplemental Indenture, and the Trustee makes no representation with respect thereto.

Section 3.4 Successors. All agreements of the Company and the Guarantors in this First Supplemental Indenture, the Notes and the Note Guarantees shall bind their successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 3.5 Severability. In case any one or more of the provisions in this First Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 3.6 Duplicate of Originals. All parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

[signature pages follow]

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ISSUER:

Indigo Natural Resources LLC

By:	/s/ William E. Pritchard III
Name: William E. Pritchard III
Title: Executive Chairman

[Signature page to First Supplemental Indenture]

GUARANTORS:

Indigo Minera LLC

By:	/s/ William E. Pritchard III
Name: William E. Pritchard III
Title: Executive Chairman

Indigo Haynesville Agent Corporation

By:	/s/ William E. Pritchard III
Name: William E. Pritchard III
Title: Chief Executive Officer

[Signature page to First Supplemental Indenture]

TRUSTEE:

Wells Fargo Bank, National Association

By:	/s/ Sara Corcoran
Name: Sara Corcoran
Title: Officer

[Signature page to First Supplemental Indenture]